Exhibit 10.8

EXTENSION OF EMPLOYMENT AGREEMENT

This EXTENSION OF EMPLOYMENT AGREEMENT (this “Extension”) is made to be effective as of January 1, 2009, by and between BE Resources Inc., a Colorado corporation (the “Company”) and David Q. Tognoni, an individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into an Employment Agreement on December 1, 2007 (the “Employment Agreement”), the provisions of which are incorporated herein, whereby the Company retained the Employee to serve as the President and Chief Executive Officer for an Initial Term, as defined in the Employment Agreement, commencing on December 1, 2007 and ending on December 31, 2008; and

WHEREAS, the Company and Employee have renewed the term of the Employee’s employment and desire to execute this Extension to set forth the terms and conditions of such renewal.

NOW THEREFORE in consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

1.             Renewal Term.  Pursuant to Section 3.1 of the Employment Agreement, the term of employment of the Employee by the Company shall be extended from the Initial Term through the period ending on December 31, 2010 unless earlier terminated pursuant to Section 3 of the Employment Agreement.

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2.             Other Terms and Conditions Remain Unchanged.  All other terms and conditions of the Employment Agreement shall remain in effect and unchanged.

3.             Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Extension to be effective as of the day and year first above written.

BE RESOURCES INC.,	EMPLOYEE
A Colorado corporation

By:	By:
Name: Ed Godin	David Q. Tognoni
Title: Director
Date: / /	Date: / /